Exhibit 99.1

FOR IMMEDIATE RELEASE
FEBRUARY 18, 2005
FOR FURTHER INFORMATION
CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP INCREASES DIVIDEND

     Munster, Indiana — The NorthWest Indiana Bancorp, the holding company for Peoples Bank, announced today that the board of directors has declared a $0.02 (two cents) per share increase in its quarterly cash dividend paid to shareholders.

     The Bancorp’s new quarterly dividend of $0.33 (thirty three cents) per share represents a 6.5% increase over the previous dividend of $0.31 (thirty one cents) per share. The dividend will be paid to shareholders of record as of March 25, 2005 with payment made on April 6, 2005.

     David A. Bochnowski, Chairman and Chief Executive Officer noted that the Bancorp reported earnings of $6.3 million in 2004, which represents a 6.0% increase over the prior year. Bochnowski also stated that the Bancorp’s return on equity was 14.64% for 2004.

     “Peoples Bank is dedicated to rewarding our shareholders for investing in a community bank devoted to the economic well being of Northwest Indiana. The consistent performance of the company has permitted our board of directors to raise our dividend for eighteen consecutive years,” Bochnowski said.

     The NorthWest Indiana Bancorp stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank has offices in East Chicago, Dyer, Hammond, Hobart, Merrillville, Munster, and Schererville, Indiana. The Bank’s website at www.ibankpeoples.com provides information on the Bank’s products, services, interest rates and investor relations.

     “Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, competition, and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.